Exhibit 99.2

Chembio Awarded Grant from U.S. Department of Agriculture to Develop
Point-of-Care Diagnostic Test for Bovine Tuberculosis

MEDFORD, NY, September 26, 2016 – Chembio Diagnostics, Inc. (Nasdaq: CEMI), a leader in point-of-care (POC) diagnostic tests for infectious diseases, today announced that the Company has been awarded a grant from the United States Department of Agriculture (USDA) to develop a POC diagnostic test for bovine tuberculosis (TB). The $600,000 grant is managed by the Small Business Innovation Research Program (SBIR) of the National Institute of Food and Agriculture (NIFA), a federal agency within the USDA.

Under the two-year grant, Chembio will use its patented DPP® technology to undertake to develop a simple, rapid, accurate and cost-effective test for bovine TB in cattle. The DPP® BovidTB Assay will be designed to provide results within 20 minutes, thereby significantly improving on the time-consuming, tedious and inadequate diagnostic methods currently in use. The DPP® BovidTB Assay will be developed in collaboration with National Animal Disease Center (NADC) and Infectious Disease Research Institute (IDRI). Chembio is uniquely qualified to develop the DPP® BovidTB Assay, as it has previously developed the DPP® VetTB Assay for captive and farmed cervids, which is currently commercialized and specified in the USDA Veterinary Services guidance document. The Company's manufacturing facility is registered with the U.S. Food and Drug Administration and licensed by the USDA.

John Sperzel, Chembio's Chief Executive Officer, commented, "We are pleased to receive this grant from the USDA and optimistic about our ability to develop a POC test for bovine TB, which continues to exact a heavy toll on the global cattle industry. While worldwide bovine TB cost estimates vary, Europe's highest incidence occurs in England, where the annual cost associated with bovine TB is estimated at £100 million.

Mr. Sperzel continued, "This USDA grant represents another endorsement of our patented DPP® technology platform, which recently received funding to develop a number of fever and tropical disease assays, from organizations such as The Bill & Melinda Gates Foundation, The Paul G. Allen Family Foundation, and United States government agencies."
Bovine TB is a zoonotic disease caused by Mycobacterium bovis. The main method of testing in the U.S. is a tuberculin skin test, in which the animal receives an injection of tuberculin in the skin and is checked for a reaction 72 hours later. More than one million animals receive a tuberculin skin test in the U.S. each year. The U.S. also has a nationwide surveillance program in slaughter plants, where the carcass is examined for lesions consistent with bovine TB and samples are sent to USDA's National Veterinary Services Laboratories for confirmation. Approximately 11,000 cattle are sampled during slaughter surveillance in the U.S. each year. The current diagnostic methods are believed to be inadequate; therefore, improved tests are urgently needed for disease control and eradication.

About Chembio Diagnostics

Chembio Diagnostics, Inc. develops, manufactures, licenses and markets proprietary rapid diagnostic tests in the growing $8.0 billion point-of-care testing market. Chembio markets each of its DPP® HIV 1/2 Assay, HIV 1/2 STAT-PAK® Assay, and SURE CHECK® HIV 1/2 Assay, with these Chembio brand names, in the U.S. and internationally both directly and through third-party distributors.  The Company's SURE CHECK® HIV 1/2 Assay previously has been exclusively sold in the U.S. as Clearview® Complete HIV 1/2 Assay.

Chembio has developed a patented point-of-care (POC) test platform technology, the Dual Path Platform (DPP®) technology, which has significant advantages over lateral-flow technologies. This technology is providing Chembio with a significant pipeline of business opportunities for the development and manufacture of new products.

Headquartered in Medford, NY, Chembio is licensed by the U.S. Food and Drug Administration (FDA) as well as the U.S. Department of Agriculture (USDA), and is certified for the global market under the International Standards Organization (ISO) directive 13485. Chembio Diagnostic Systems, Inc. is a wholly-owned subsidiary of Chembio Diagnostics, Inc. For more information, please visit: www.chembio.com.

About NIFA

NIFA invests in and advances innovative and transformative initiatives to solve societal challenges and ensure the long-term viability of agriculture. NIFA's integrated research, education and extension programs support the best and brightest scientists and extension personnel and have resulted in user-inspired, groundbreaking discoveries that help combat childhood obesity, improve and sustain rural economic growth, address water availability issues, increase food production, find new sources of energy, mitigate climate variability and ensure food safety.

Forward-Looking Statements

Statements contained herein that are not historical facts may be forward-looking statements within the meaning of the Securities Act of 1933, as amended. Forward-looking statements include statements regarding the intent, belief or current expectations of the Company and its management. Such statements, which are estimates only, reflect management's current views, are based on certain assumptions, and involve risks and uncertainties. Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to Chembio's ability to obtain additional financing and to obtain regulatory approvals in a timely manner, as well as the demand for Chembio's products. Chembio undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in Chembio's expectations with regard to these forward-looking statements or the occurrence of unanticipated events. Factors that may impact Chembio's success are more fully disclosed in Chembio's most recent public filings with the U.S. Securities and Exchange Commission.

Contacts:

Chembio Diagnostics
Susan Norcott
(631) 924-1135, ext. 125
snorcott@chembio.com

Vida Strategic Partners (investor relations)
Stephanie C. Diaz
(415) 675-7401
sdiaz@vidasp.com